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                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ] Preliminary Proxy Statement      [ ] Confidential, for Use of the Com-
                                         mission Only (as permitted by
                                         Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Revised Materials
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 140.12a-12 14a-12


                          VAN KAMPEN SENIOR LOAN FUND

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed per Exchange Act Rules 14a-6(i)(1) and 0-11.

[ ] Fee paid previously with preliminary materials.
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 SHAREHOLDERS TO VOTE ON MONTHLY REPURCHASE POLICY, CHANGES TO BORROWING POLICY
        AND THE ELECTION OF NEW TRUSTEES FOR VAN KAMPEN SENIOR LOAN FUND

At Van Kampen Investments, we believe a commitment to excellence is essential for consistent, long-term success. Rigorous evaluation of our product line--with an eye toward the overall competitive landscape--is, therefore, a vital part of our management process.

Toward this end, the Board of Trustees of the Van Kampen Senior Loan Fund (the "Fund") recently approved several changes to the Fund. These changes are described in a proxy statement being sent to the shareholders of the Fund. As described in the proxy statement, shareholders are being asked to vote to increase the frequency of the repurchase offers from quarterly to monthly, to approve changes to the Fund's borrowing policy in order to provide for the ability to use financial leverage for investment purposes and to nominate five new trustees to the Board of Trustees.

Here is some information on these changes:

     CHANGE THE QUARTERLY REPURCHASE OFFERS TO MONTHLY REPURCHASE OFFERS Currently, the Fund makes quarterly offers to repurchase its shares. The Board of Trustees has approved changing the Fund's current quarterly repurchase policy to one where the Fund would make monthly offers to repurchase its shares and has filed an exemptive application with the Securities and Exchange Commission (the "SEC") to permit such a policy change.

     The Board of Trustees and the Fund's investment adviser believe that monthly repurchase offers may provide shareholders with increased liquidity, potentially better management of investments and better planning of transactions. Rather than planning for liquidity months in advance, shareholders would be able to liquidate their shares on a monthly basis.

     If the Fund obtains exemptive relief from the SEC, and if shareholders approve the changes, the Fund would provide notification to shareholders of an upcoming monthly repurchase offer at least seven calendar days in advance of the repurchase request deadline. The Fund anticipates that each repurchase offer will be up to 5% of shares outstanding on the repurchase request deadline. Shareholders are referred to the proxy materials for a complete description of this proposal as well as the potential benefits and costs associated with monthly repurchase offers.


     FINANCIAL LEVERAGE
     The Board approved a measure that will allow the Fund to utilize financial leverage to the maximum extent permitted under applicable law and to use such leverage to purchase additional portfolio securities. The Fund currently employs borrowings only to provide the Fund with additional liquidity to meet its obligations to

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     repurchase its shares pursuant to its repurchase offers (and does not purchase additional portfolio securities at any time that borrowings exceed 5% of the Fund's total assets). The Board of Trustees and the Fund's investment adviser believe that the use of financial leverage for investment purposes may provide the Fund with several potential benefits including enhanced income and distributions to shareholders, increased investment flexibility, additional investment capital and a more competitive fund structure similar to other closed-end funds in the marketplace. Generally speaking, if the Fund can invest the proceeds from financial leverage (i.e., money from borrowings or issuing preferred shares) in portfolio securities that have higher rates of return than the costs of such financial leverage and other expenses of the Fund, then the holders of common shares would have a net benefit. Shareholders are referred to the proxy materials for a complete description of this proposal as well as other potential benefits and the risks associated with leverage.

     ELECT 5 NEW TRUSTEES
     The business and affairs of the Fund are managed under the direction of the Fund's Board of Trustees. The Board is proposing to combine the Trustees of the Fund with the Trustees/Directors of boards of other Van Kampen funds. The incumbent Trustees believe that the addition of five new Trustees will create efficiencies and improve the effectiveness of the oversight of the Fund and other Van Kampen products.

Shareholders will receive the proxy materials related to all of these proposals in May and are asked to vote at a shareholder meeting scheduled for June, 23 2006.

TO VIEW A PROSPECTUS AND SUPPLEMENT, VISIT OUR WEB SITE AT WWW.VANKAMPEN.COM.

PLEASE CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE INVESTING. THE PROSPECTUS CONTAINS THIS AND OTHER INFORMATION ABOUT THE FUND. TO OBTAIN A PROSPECTUS, CONTACT YOUR FINANCIAL ADVISOR, OR DOWNLOAD ONE AT VANKAMPEN.COM. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

Van Kampen Funds Inc.
1 Parkview Plaza, P.O. Box 5555
Oakbrook Terrace, IL 60181-5555
www.vankampen.com
Copyright(C)2006 Van Kampen Funds Inc.
All rights reserved. Member NASD/SIPC
CODE

         NOT FDIC INSURED    OFFER NO BANK GUARANTEE          MAY LOSE VALUE
            NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY       NOT A DEPOSIT




THE FA VERSION WILL CONTINUE WITH THIS ....


WE ENCOURAGE YOU TO CONTACT YOUR VAN KAMPEN SALES TEAM WITH ANY QUESTIONS:
- VAN KAMPEN SALES TEAM:

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         National Broker/Dealer Division at (800) 826-5267
         Bank Division at (800) 421-0807
         Financial Advisors Division at (800) 421-7571
         Insurance Division at (800) 778-3237
- CLIENT RELATIONS OR ACCOUNT SERVICING AT (800) 421-5666
- MAIN OFFICE OPERATIONS AT (800) 421-3863
TO VIEW A PROSPECTUS AND SUPPLEMENT, VISIT THE VANKAMPEN.COM.

FOR FINANCIAL PROFESSIONAL USE ONLY AND MAY NOT BE USED WITH THE GENERAL PUBLIC. PLEASE ASK YOUR CLIENTS TO CONSIDER THE INVESTMENT OBJECTIVE, RISKS, CHARGES AND EXPENSES OF THE FUND CAREFULLY BEFORE INVESTING. THE PROSPECTUS CONTAINS THIS AND OTHER INFORMATION ABOUT THE FUND AND CAN BE OBTAINED BY CONTACTING YOU THE FINANCIAL PROFESSIONAL, OR BY DOWNLOADING ONE AT VANKAMPEN.COM. ENCOURAGE THEM TO READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

Van Kampen Funds Inc.
1 Parkview Plaza, P.O. Box 5555
Oakbrook Terrace, IL 60181-5555
www.vankampen.com
Copyright(C)2006 Van Kampen Funds Inc.
All rights reserved. Member NASD/SIPC
CODE



          NOT FDIC INSURED   OFFER NO BANK GUARANTEE          MAY LOSE VALUE
            NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY       NOT A DEPOSIT